EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2024 Results and Raises Full Year 2024 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the third quarter 2024.
THIRD QUARTER 2024 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Revenues	$3.8	$11.3
Net Income[1]	$0.9	$2.3
Consolidated Adjusted EBITDA[2]	$1.5	$4.6
Distributable Cash Flow[2]	$0.8	$2.7
2024 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2024 Previous			2024 Revised
Consolidated Adjusted EBITDA[2]	$5.7	-	$6.1	$6.0	-	$6.3
Distributable Cash Flow[2]	$3.1	-	$3.5	$3.4	-	$3.7
RECENT HIGHLIGHTS
•During the three and nine months ended September 30, 2024, Cheniere generated revenues of approximately $3.8 billion and $11.3 billion, net income1 of approximately $0.9 billion and $2.3 billion, Consolidated Adjusted EBITDA2 of approximately $1.5 billion and $4.6 billion, and Distributable Cash Flow2 of approximately $0.8 billion and $2.7 billion, respectively.
•Raising and tightening full year 2024 Consolidated Adjusted EBITDA2 guidance to $6.0 billion - $6.3 billion and full year 2024 Distributable Cash Flow2 guidance to $3.4 billion - $3.7 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three and nine months ended September 30, 2024, Cheniere repurchased an aggregate of approximately 1.6 million and 12.2 million shares of common stock for approximately $282 million and $2.0 billion, respectively, repaid $150 million and $450 million of consolidated long-term indebtedness, respectively, and paid quarterly dividends of $0.435 and $1.305 per share of common stock, respectively.
•For the third quarter 2024, Cheniere increased its quarterly dividend by approximately 15% to $0.500 per share of common stock, which is payable on November 18, 2024.

•In October 2024, Cheniere announced a voluntary, measurement-informed Scope 1 methane emissions intensity target for its liquefaction facilities. The target builds upon Cheniere’s climate strategy, leveraging data from its emissions measurement and mitigation programs and is consistent with the requirements to achieve Gold Standard under its membership in the United Nations Environment Programme’s Oil & Gas Methane Partnership 2.0.

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1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In September 2024, Cheniere produced and loaded its 1,000th liquefied natural gas (“LNG”) cargo for export from the CCL Project (defined below), which discharged in Italy. Since 2016, Cheniere has produced and exported a total of approximately 3,720 cargoes from the SPL Project (defined below) and the CCL Project, which have been delivered to approximately 40 markets around the world.

•In August 2024, Cheniere published Energy Secured, Benefits Delivered, its fifth annual Corporate Responsibility report, which details Cheniere’s approach and progress on environmental, social and governance issues.

•In July 2024, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with Galp Trading S.A. (“Galp”), a subsidiary of Galp Energia, SGPS, S.A., under which Galp has agreed to purchase approximately 0.5 million tonnes per annum (“mtpa”) of LNG for 20 years from Cheniere Marketing on a free-on-board basis. Deliveries are expected to commence in the early 2030s and are subject to, among other things, a positive Final Investment Decision with respect to the second train of the SPL Expansion Project (defined below).
•In July 2024, Fitch Ratings upgraded its issuer credit rating of Cheniere Corpus Christi Holdings, LLC (“CCH”) from BBB to BBB+ with a stable outlook, representing the 22nd credit rating upgrade across the Cheniere complex since 2021. In October 2024, S&P Global Ratings changed the outlook of CCH from stable to positive.

CEO COMMENT
“Our team’s unwavering focus on safety, execution and capital discipline once again enabled key achievements throughout our business, highlighted by our 1,000th LNG cargo at Corpus Christi, continued progress on Stage 3, and further follow-through on our comprehensive capital allocation plan,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our outstanding results and improved outlook enable us to further raise and tighten our guidance ranges for 2024, while the progress achieved on Stage 3 provides increased visibility into our production forecast for 2025. As we complete another strong year at Cheniere, reinforcing our track record for operational excellence and safety, executing on our long-term capital allocation plan, and growing our leading infrastructure platform remain our foremost priorities as we aim to reliably meet the energy needs of our customers worldwide for decades to come.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Revenues	$3,763	$4,159	(10)%	$11,267	$15,571	(28)%
Net income[1]	$893	$1,701	(48)%	$2,275	$8,504	(73)%
Consolidated Adjusted EBITDA[2]	$1,483	$1,663	(11)%	$4,578	$7,120	(36)%
LNG exported:
Number of cargoes	158	152	4%	479	468	2%
Volumes (TBtu)	568	545	4%	1,723	1,684	2%
LNG volumes loaded (TBtu)	568	548	4%	1,721	1,684	2%
Net income1 decreased approximately $808 million and $6.2 billion for the three and nine months ended September 30, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were primarily attributable to $923 million and $6.1 billion of unfavorable variances related to changes in fair value of our derivative instruments (before tax and non-controlling interests) (further described below) for the three and nine months ended September 30, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were partially offset by lower provisions for income tax, as well as lower net income attributable to non-controlling interests during both periods.
Consolidated Adjusted EBITDA decreased approximately $180 million and $2.5 billion for the three and nine months ended September 30, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were primarily due to a higher proportion of our LNG being sold under long-term contracts as well as the moderation of international gas prices, resulting in lower total margins per MMBtu of LNG delivered during both periods as compared to the corresponding 2023 periods. The decrease in the three months ended September 30, 2024 was partially offset by higher overall volumes of LNG delivered during the period.

A significant portion of the derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the corresponding sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and changes in international forward commodity curves during the three and nine months ended September 30, 2024, we recognized $797 million and $1.3 billion, respectively, of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests), compared to $1.2 billion and $5.8 billion of non-cash favorable changes in fair value in the corresponding 2023 periods, respectively.
Share-based compensation expenses included in net income totaled $47 million and $139 million for the three and nine months ended September 30, 2024, respectively, compared to $42 million and $128 million for the corresponding 2023 periods, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of September 30, 2024 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of September 30, 2024:

September 30, 2024
Cash and cash equivalents (1)	$2,663
Restricted cash and cash equivalents (2)	413
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	766
Cheniere Partners Revolving Credit Facility	1,000
CCH Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,666

Total available liquidity	$10,742
(1) $331 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $103 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
During the three months ended September 30, 2024, SPL repaid $150 million in principal amount of its 5.625% Senior Secured Notes due 2025 with cash on hand.

LIQUEFACTION PROJECTS OVERVIEW
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In February 2024, certain subsidiaries of Cheniere Partners submitted an application to the Federal Energy Regulatory Commission (“FERC”) for authorization to site, construct and operate the SPL Expansion Project, as well as an application to the Department of Energy (“DOE”) requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries, both of which applications exclude debottlenecking. In October 2024, we received authorization from the DOE to export LNG to FTA countries.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). First LNG production from the first train of the CCL Stage 3 Project is expected to be achieved by the end of 2024.
CCL Stage 3 Project Progress as of September 30, 2024:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	67.8%(1)
Expected Substantial Completion	1H 2025 - 2H 2026
(1) Engineering 95.7% complete, procurement 85.2% complete, subcontract work 87.2% complete and construction 32.0% complete.
CCL Midscale Trains 8 & 9 Project
We are developing two additional midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the DOE requesting authorization to export LNG to FTA and non-FTA countries. In July 2023, we received authorization from the DOE to export LNG to FTA countries. In June 2024, we received a positive Environmental Assessment from the FERC and anticipate receiving all remaining necessary regulatory approvals for the project in 2025.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter 2024 on Thursday, October 31, 2024, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of October 25, 2024, approximately 3,720 cumulative LNG cargoes totaling over 255 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and nine months ended September 30, 2024, we exported 568 and 1,723 TBtu, respectively, of LNG from our liquefaction projects. 38 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2024, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2024:

(in TBtu)	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Volumes loaded during the current period	568	1,721
Volumes loaded during the prior period but recognized during the current period	30	37
Less: volumes loaded during the current period and in transit at the end of the period	(38)	(38)
Total volumes recognized in the current period	560	1,720
In addition, during the three and nine months ended September 30, 2024, we recognized 3 and 14 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
LNG revenues	$3,554	$3,974	$10,633	$14,984
Regasification revenues	34	34	102	101
Other revenues	175	151	532	486
Total revenues	3,763	4,159	11,267	15,571

Operating costs and expenses (recoveries)
Cost (recovery) of sales (excluding items shown separately below) (2)	1,255	556	4,275	(71)
Operating and maintenance expense	450	445	1,364	1,376
Selling, general and administrative expense	99	102	299	296
Depreciation and amortization expense	306	298	912	892
Other operating costs and expenses	6	3	28	24
Total operating costs and expenses	2,116	1,404	6,878	2,517

Income from operations	1,647	2,755	4,389	13,054

Other income (expense)
Interest expense, net of capitalized interest	(247)	(283)	(770)	(871)
Gain (loss) on modification or extinguishment of debt	—	(3)	(9)	15
Interest and dividend income	41	58	149	147
Other income (expense), net	(3)	4	(1)	7
Total other expense	(209)	(224)	(631)	(702)

Income before income taxes and non-controlling interest	1,438	2,531	3,758	12,352
Less: income tax provision	231	440	550	2,119
Net income	1,207	2,091	3,208	10,233
Less: net income attributable to non-controlling interest	314	390	933	1,729
Net income attributable to Cheniere	$893	$1,701	$2,275	$8,504

Net income per share attributable to common stockholders—basic (3)	$3.95	$7.08	$9.91	$35.12
Net income per share attributable to common stockholders—diluted (3)	$3.93	$7.03	$9.88	$34.87

Weighted average number of common shares outstanding—basic	226.3	240.2	229.6	242.1
Weighted average number of common shares outstanding—diluted	227.0	242.0	230.3	243.9

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $0.5 billion and $0.9 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and nine months ended September 30, 2024, as compared to $1.4 billion and $7.0 billion of gains in the corresponding 2023 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,663	$4,066
Restricted cash and cash equivalents	413	459
Trade and other receivables, net of current expected credit losses	680	1,106
Inventory	394	445
Current derivative assets	94	141
Margin deposits	102	18
Other current assets, net	109	96
Total current assets	4,455	6,331

Property, plant and equipment, net of accumulated depreciation	33,219	32,456
Operating lease assets	2,859	2,641
Derivative assets	1,661	863
Deferred tax assets	26	26
Other non-current assets, net	855	759
Total assets	$43,075	$43,076

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$137	$181
Accrued liabilities	1,654	1,780
Current debt, net of unamortized discount and debt issuance costs	700	300
Deferred revenue	189	179
Current operating lease liabilities	621	655
Current derivative liabilities	801	750
Other current liabilities	54	43
Total current liabilities	4,156	3,888

Long-term debt, net of unamortized discount and debt issuance costs	22,546	23,397
Operating lease liabilities	2,234	1,971
Finance lease liabilities	495	467
Derivative liabilities	2,217	2,378
Deferred tax liabilities	1,626	1,545
Other non-current liabilities	448	410
Total liabilities	33,722	34,056

Redeemable non-controlling interest	6	—

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 278.5 million shares and 277.9 million shares issued at September 30, 2024 and December 31, 2023, respectively	1	1
Treasury stock: 53.1 million shares and 40.9 million shares at September 30, 2024 and December 31, 2023, respectively, at cost	(5,853)	(3,864)
Additional paid-in-capital	4,436	4,377
Retained earnings	6,518	4,546
Total Cheniere stockholders’ equity	5,102	5,060
Non-controlling interest	4,245	3,960
Total stockholders’ equity	9,347	9,020
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$43,075	$43,076

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of September 30, 2024, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.2 billion and $18.0 billion, respectively, including $331 million of cash and cash equivalents and $103 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2024 and 2023 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to Cheniere	$893	$1,701	$2,275	$8,504
Net income attributable to non-controlling interest	314	390	933	1,729
Income tax provision	231	440	550	2,119
Interest expense, net of capitalized interest	247	283	770	871
Loss (gain) on modification or extinguishment of debt	—	3	9	(15)
Interest and dividend income	(41)	(58)	(149)	(147)
Other expense (income), net	3	(4)	1	(7)
Income from operations	$1,647	$2,755	$4,389	$13,054
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	306	298	912	892
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(505)	(1,428)	(826)	(6,941)
Total non-cash compensation expense	34	39	99	114
Other operating costs and expenses	1	(1)	4	1
Consolidated Adjusted EBITDA	$1,483	$1,663	$4,578	$7,120

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interest, interest expense, net of capitalized interest, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and nine months ended September 30, 2024 and forecast amounts for full year 2024 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2024	2024	2024
Net income attributable to Cheniere	$0.89	$2.28	$2.7	-	$2.9
Net income attributable to non-controlling interest	0.31	0.93	1.2	-	1.2
Income tax provision	0.23	0.55	0.7	-	0.7
Interest expense, net of capitalized interest	0.25	0.77	1.0	-	1.0
Depreciation and amortization expense	0.31	0.91	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(0.51)	(0.86)	(0.9)	-	(0.7)
Consolidated Adjusted EBITDA	$1.48	$4.58	$6.0	-	$6.3
Interest expense (net of capitalized interest and amortization)	(0.24)	(0.73)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.04)	(0.09)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.18)	(0.46)	(0.6)	-	(0.6)
Other income	0.03	0.12	0.1	-	0.1
Consolidated Distributable Cash Flow	$1.06	$3.42	$4.4	-	$4.7
Distributable Cash Flow attributable to non-controlling interest	(0.24)	(0.74)	(1.0)	-	(1.0)
Cheniere Distributable Cash Flow	$0.82	$2.68	$3.4	-	$3.7

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. For more information, please refer to the disclosure under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.